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                                                                  Exhibit 3



     December 3, 1996


     BY FAX: 1-212-338-0728
     ----------------------

     Mr. Morris Weissman
     Chairman of the Board and
     Chief Executive Officer
     American Banknote Corporation
     200 Park Avenue
     New York, N.Y. 10166-4999
     U.S.A.


     Dear Mr. Weissman:

     IVI sincerely appreciates the interest you have expressed in exploring a strategic transaction between our companies, most recently in your letter of December 2. As you know, IVI is currently discussing with another corporation a possible global strategic alliance and in this connection remains bound by a standard agreement not to "shop" the company. Accordingly, while we appreciate your concerns and welcome your interest as a shareholder, IVI is not free to meet with American Banknote, or to act on your request. Should these circumstances change prior to the expiry of this agreement on December 30, 1996, you will be made aware of it.

     I assure you that IVI is, and will continue to be, committed to exploring opportunities that hold real promise for adding value and increasing the benefits realized by its shareholders.

     Again, thank you for your interest.


     Sincerely,


     /s/L. Barry Thomson, P.Eng., C.A.,
     President & CEO